OPPENHEIMER WOLFF & DONNELLY LLP
2029 Century Park East
Suite 3800
Los Angeles, CA  90067

(310) 788-5000
FAX (310) 277-1297


                                 July 6, 1998

                                 VIA FACSIMILE

Mr. Frank Scherer
SIR Worldwide, LLC
400 South Central Avenue
Los Angeles, CA 90013

               Re:  PowerCold Transaction
                    Docket: 490065-25


Dear Frank:

     You have asked that we prepare a letter for your use in connection with the proposed transaction with PowerCold.

     First, I confirm that the listings in the schedule of patents and patent applications which you supplied are correct. In connection with the most recent U.S. application, Serial No. 08/854,581, it was filed under the Patent Cooperation Treaty (PCT) and the PCT Application Serial No. is 98-09433. All of the available PCT countries, which includes all of the major countries of the world (with a few exceptions), were specified in the PCT application, so you have the right to "Enter the National Phase" in each of these countries. We also note in passing that in most foreign countries periodic annuity payments or taxes are due, and some of these taxes must be paid by October of 1998 in connection with foreign applications and patents based on the earlier Channel Ice filings.

     I am also pleased to note that this firm and its predecessor, Poms, Smith, Lande and Rose, have been working with you and your brother, John Scherer, for more than a decade, and we have been very impressed with the creativity and originality of the inventions that we have been working on for you. And this specifically includes the invention and patent rights which we are considering at the present time.

     For completeness, I am attaching an initialed print of the of patent and patent application schedule, with the PCT patent application number written in.

                                   Best regards,

                                   /s/Alan C. Rose

                                   Alan C. Rose
                                   OPPENHEIMER WOLFF & DONNELLY LLP

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